Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700
InfuSystem Announces Preliminary Operational and Financial Results for Fourth Quarter and Full Year 2021
Full Year 2021 vs. Full Year 2020:
Net Revenues: $102.4 million, a 5% increase
Net Income: $1.4 million,
Adjusted EBITDA: $24.0 million

Rochester Hills, Michigan, February 10, 2022 – InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported preliminary financial results for the fourth quarter and full year ended December 31, 2021.
Fourth Quarter Overview:
•Net revenues totaled $26.5 million, an increase of 7.3% vs. prior year.
•Gross profit was $15.3 million, an increase of 2.1% vs. prior year.
•Gross margin was 57.7%, a decrease of 2.9% vs. prior year.
•Net income of $0.4 million, or $0.02 per diluted share.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $6.5 million, an increase of 3.8% vs. prior year.
Full Year Overview:
•Net revenues totaled $102.4 million, an increase of 5.1% vs. prior year.
◦ITS net revenue was $65.6 million, an increase of 7.4% vs. prior year.
◦DME Services net revenue was $36.8 million, an increase of 1.3% vs. prior year.
•Gross profit was $60.2 million, an increase of 2.4% vs. prior year.
•Gross margin was 58.8%, a decrease of 1.5% vs. prior year.
•Net income of $1.4 million, or $0.06 per diluted share.
•Adjusted EBITDA was $24.0 million, a decrease of 8.9% vs. prior year.
•Net cash provided by operations was $18.3 million, a decrease of 9.7% vs. prior year.
Management Discussion

Chief Executive Officer of InfuSystem, Richard DiIorio, said, “InfuSystem delivered record revenue in 2021, with revenue surpassing the $100 million mark for the first time, coming in at $102.4 million. We achieved this important milestone while operating through another challenging period as the Omicron variant broadly impacted the American healthcare sector during the 2021 fourth quarter. The entire InfuSystem team did a great job of not only adapting to rapidly changing conditions, but once again maintaining industry-leading service levels for patients and providers during this difficult period. I am grateful to be working with these dedicated and driven professionals which gives me great confidence in our prospects for 2022 and beyond.”

“Our fourth quarter 2021 results did not come in as planned because, although America largely avoided a repeat of the general business shutdown that occurred in 2020 due to the COVID-19 pandemic, the healthcare sector was still impacted by the Omicron variant in ways similar to that seen with earlier waves of COVID-19 variants. Hospitals and clinics restricted access, elective procedures were curtailed, and the general approach was to defer contract signings and the onboarding of new services until after Omicron caseloads subside. The impact of these interruptions and delays was felt across almost every service area in both of our business segments. Oncology new patient starts dropped off in December, pain procedures did not scale as we expected, and our efforts to take market share in negative pressure wound therapy did not gain the traction we had hoped to see. These developments mean pain and wound care fell well short of the combined year-end run rate that we had previously guided. As was seen in 2020, elevated COVID-19 levels led to increased direct pay rental activity in the fourth quarter of 2021, but our biomedical services ramp slowed substantially in December.”

“Prior to the 2021 year-end slowdown, we had a strategically productive year. We expanded our capabilities with the acquisitions of two biomedical services companies - one in February and the other in April; mid-year we took advantage of a one-time opportunity to expand our Pain and Wound Care sales forces; in November we announced an exclusive three-year agreement for our pain management solutions with a leading West Coast healthcare provider; and we were down-selected by a leading global medical technology and diagnostic equipment company to provide biomedical services to 800 hospital systems in the United States and Canada, which remains pending. We believe that more opportunities and significant new business relationships are coming our way, but largely due to circumstances outside our control, much of the business we forecasted for December has slipped into 2022.”

“Also slipping into 2022 is the expected execution of the contract relating to the large new biomedical services arrangement. Originally expected in November or December, we are still awaiting formal completion of the deal and commencement of most of the new work. As the process continues, we are ready to deliver and will continue to update on the status of this material new business. We reiterate that we expect $8 million to $12 million in service revenue in the first 12 months of the contract. Although InfuSystem has been selected as a provider, the parties are continuing to work to finalize the definitive agreement and there can be no assurances that the parties will enter into a final agreement on the Company's expected terms or expected timeline or at all.”

“Stepping back to take a more general look at the business, a lot has changed since we repositioned InfuSystem in 2019,” Mr. DiIorio continued. “Prior to 2019, we were seen as an oncology pump rental company. We are now seen within the industry as a services company, with a unique ability to solve problems for our constituents, be they patients, healthcare providers, or medical device manufacturers. In ITS, our Integrated Therapy Services Platform, this means offering a turnkey and last-mile solution in a growing number of therapies, currently Oncology, Pain Management, and Wound Care. In our second business unit, Durable Medical Equipment Services or DME, we have always offered an a la carte suite of services, including rentals, sales, consumables, and biomedical services. In early 2021, we made two acquisitions that significantly increased our capabilities in biomedical services, and opened the door for us to target the acute care space (hospitals) with the offerings of our DME business unit.”

“We believe that the opportunity in acute care for InfuSystem is significant. Our business revolves around mobile medical devices, and we have more than 100,000 such devices in our inventory. These devices are used to provide our ITS services and are rented in our DME business. Hospitals utilize millions of these devices, and we believe the addressable market (TAM) for InfuSystem in the acute care setting equals or exceeds any other market in which we compete. In our first year addressing the acute care opportunity, InfuSystem has made progress toward several new opportunities, such as the pending biomedical services agreement previously mentioned which has the potential to add $14 million to $15 million in annual revenue.”

“InfuSystem has a relatively unique business offering. We solve problems. Our motto is ‘Safe, Smart, Trusted’ and since we repositioned the business in 2019, companies large and small have been coming to us seeking help, not just with the “last-mile” problem addressed in our ITS business, but also with an increasing array of device-related issues that are the focus of our DME business. We expect to continue to see many opportunities unique to our new position in the marketplace. Some will evolve along the lines of our original Oncology business, and some will potentially emerge more quickly. We believe that going forward our DME business will have standing equal with our ITS unit and with potential to surpass the growth contribution from ITS this year and in future years,” concluded Mr. DiIorio.

2021 Fourth Quarter Financial Review
Net revenues for the quarter ended December 31, 2021 were $26.5 million, an increase of $1.8 million, or 7%, compared to $24.7 million for the quarter ended December 31, 2020. The increase was due to higher service and repair revenues and higher net revenue for all three ITS Segment therapies.
ITS net revenue of $16.8 million increased $1.1 million, or 7%, during the fourth quarter of 2021 as compared to the same prior year period. This increase was primarily attributable to higher treatment volume and improved patient collections on billings for Oncology and increased treatment volume in both Pain Management and NPWT. Pain Management net revenue for the fourth quarter of 2021 increased as compared to the prior year fourth quarter due to additional sites of care added during 2021. Revenue for the NPWT business, which was launched during the first quarter of 2020 and did not start to have measurable quarterly revenues until the second half of 2020, increased by over 100% during the fourth quarter of 2021 as compared to the same prior year period.
DME Services net revenue of $9.7 million increased $0.7 million, or 8%, during the fourth quarter of 2021 as compared to the prior year period. This increase was mainly due to net revenues from the acquisitions of FilAMed and OB Healthcare which were acquired during the first and second quarters of 2021, respectively.
Gross profit for the fourth quarter of 2021 of $15.3 million increased $0.3 million, or 2%, from $15.0 million for the fourth quarter of 2020. The increase was driven by the increase in net revenues offset partially by a lower gross profit as a percentage of net revenue (“gross margin”). Gross margin was 57.7% during the fourth quarter of 2021 as compared to 60.7% during the same prior year period, a decrease of 2.9%. Gross margin decreased in the DME Services segment and increased slightly in the ITS segment.
ITS gross profit was $11.0 million during the fourth quarter of 2021, representing an increase of $0.7 million compared to the same prior year period. The improvement reflected an increase in net revenues, as well as a higher gross margin, which increased from the same prior year period by 0.1% to 65.7%. The higher gross margin was the result of the improved collections.
DME Services gross profit during the fourth quarter of 2021 was $4.3 million, representing a decrease of $0.4 million, or 9%, compared to the same prior year period. This decrease was due to a lower gross margin offset partially by an increase in net revenues. The DME Services gross margin was 44.1% during the current quarter, which was 8.1% lower than the same prior year quarter. This decrease was the result of gross margin mix associated with revenues from the acquisitions, an increase in labor costs related to an increase in biomedical technicians and an increase in freight expense. The increase in biomedical technician labor resulted from an increase in team members who were hired in order to increase the capacity in biomedical services in anticipation of increased biomedical services demand. These newly hired team members mainly spent their time training during the 2021 period but will be deployed to support higher demand and related revenue volumes in future quarters.
Selling and marketing expenses for the fourth quarter of 2021 were $2.8 million, representing an increase of $0.4 million, or 17%, as compared to the fourth quarter of 2020. Selling and marketing expenses as a percentage of net revenues increased to 10.6% compared to the prior year period at 9.7%. This increase reflected $0.6 million in higher expenses for NPWT and Pain Management dedicated sales personnel hired during the 2021 second quarter and higher customer travel expenses. The additional sales team members represent a strategic investment to accelerate revenue growth for these therapies and the expense included in selling and marketing is a portion of an overall expense increase of $0.8 million for the fourth quarter of 2021 associated with this initiative, the remainder of which is included in general and administrative expense. These increases were partially offset by a reduction in expenses associated with a sales team reorganization completed in late 2020. The higher travel expenses occurred as travel restrictions related to COVID-19 were lifted earlier during the year. During the fourth quarter of 2020, when the COVID-19 related travel restrictions were at their peak, our sales team generally did not travel.
General and administrative (“G&A”) expenses for the fourth quarter of 2021 were $9.7 million, a decrease of 5% from $10.2 million for the fourth quarter of 2020. The decrease of $0.5 million was largely due to an adjustment to the short-term incentive management compensation plan accrual which lowered management bonus expense for the 2021 fourth quarter by $2.2 million as compared to the same prior year period. This amount was partially offset by $0.3 million in additional expenses related to the investments in NPWT and Pain Management, $0.2 million of additional G&A expenses for FilAMed and OB Healthcare, higher travel expenses and other increases including higher personnel and general business expenses. G&A expenses as a percentage of net revenues for the fourth quarter of 2021, decreased to 36.7% compared to 41.5% for the same prior year period mainly reflecting the year-over-year expense decrease.

Net income for the fourth quarter of 2021 was $0.4 million, or $0.02 per diluted share, compared to $10.7 million, or $0.49 per diluted share for the fourth quarter of 2020. The net income from 2020 included a favorable benefit of $11.2 million related to a deferred tax valuation allowance reversal. Net income for the fourth quarter of 2021 was 1.5% of net revenue for the period, as compared to 43.2% for the same prior year period.
Adjusted EBITDA, a non-GAAP measure, for the fourth quarter of 2021 was $6.5 million, or 24.6% of net revenue, and increased by $0.2 million, or 3.8%, compared to Adjusted EBITDA for the same prior year quarter of $6.3 million, or 25.4% of prior period net revenue.
Balance sheet, cash flows and liquidity
During the year ended December 31, 2021, operating cash flow decreased to $18.3 million, a $2.0 million or 10% decrease as compared to operating cash flow during the same prior year period. The decrease was due to a $0.5 million decrease in net income, adjusted for non-cash items such as depreciation, amortization and stock-based compensation, and a $1.4 million increase in the amount of cash invested in working capital during 2021 as compared to the prior year. Capital expenditures, which include purchases of medical devices, totaled $16.7 million during the year ended December 31, 2021 which was $0.3 million, or 2%, lower than the amount purchased during 2020. Offsetting capital expenditures were proceeds from the sale of medical equipment totaling $3.3 million during 2021 and $4.8 million during 2020. Additionally, during the year ended December 31, 2021, $8.0 million was used to complete the acquisitions of FilAMed and OB Healthcare and $0.6 million was used to repurchase common stock.
On February 5, 2021, the Company refinanced all of its existing bank debt under its 2015 Credit Agreement which, at the beginning of the 2021 first quarter, consisted of three term notes totaling $37.9 million and a $11.8 million undrawn revolving line of credit. The new 2021 Credit Agreement features a $75 million revolving line of credit, does not include any term indebtedness, and matures on the fifth anniversary of the refinancing date. The initial borrowing under the new facility of $30 million, along with $8.2 million of our available cash, was used to repay all outstanding obligations under the 2015 Credit Agreement. As a result, available liquidity increased substantially, totaling $41.6 million as of December 31, 2021, and consisted of $41.4 million in available borrowing capacity under the new revolving line of credit plus cash and cash equivalents of $0.2 million. Net debt, a non-GAAP measure (calculated as total debt of $33.1 million less cash and cash equivalents of $0.2 million) as of December 31, 2021 was $32.9 million representing an increase of $3.8 million as compared to net debt of $29.2 million as of December 31, 2020 (calculated as total debt of $38.8 million less cash and cash equivalents of $9.6 million). This increase was the result of acquisitions, capital expenditures and stock repurchases which were partially offset by operating cash flows during 2021. We maintain a low balance of cash in our bank accounts to achieve maximum cash efficiency due to the fact that our bank debt is an all-revolver facility which allows us to use any excess operating cash to pay down our revolving lines each day.
Fiscal Year 2022 Guidance and Strategic Update

At this time, InfuSystem cannot properly forecast new revenue for full fiscal year 2022 because of business start deferrals related to both Omicron and extended contracting processes. However, based on current expectations, we currently estimate approximately 20% overall revenue growth with equal top-line contributions coming from the ITS segment and the DME segment. We currently expect pain management will be the largest contributor to growth in the ITS segment. We also expect the large new biomedical contract discussed above to contribute much of the growth in DME, which may vary depending on the timing of when the parties finalize the contract and, therefore, the extent to which we capture the $8 million to $12 million in service revenue expected in the first 12 months of the agreement during 2022.

When the anticipated contract is finalized, currently expected in early 2022, the Company will host an investor call to share more firm guidance for the remainder of the 2022 fiscal year and discuss how management plans to select, focus, and execute on its various growth opportunities, as well as how InfuSystem will endeavor to best communicate with shareholders in the new paradigm where the timing of one or more material contracts could substantially impact annual guidance.
Conference Call
The Company will conduct a conference call for all interested investors on Thursday, February 10, 2022, at 9:00 a.m. Eastern Time to discuss its fourth quarter and full year 2021 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.
To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting

https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, replay access code 8622274, through Thursday, February 17, 2022.
Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and net debt. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation" below.
About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The lead platform is Integrated Therapy Services (“ITS”), providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The ITS segment is comprised of Oncology, Pain Management, Wound Therapy and Lymphedema businesses. The second platform, Durable Medical Equipment Services (“DME Services”), supports the ITS platform and leverages strong service orientation to win incremental business from its direct payer clients. The DME Services segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair.  Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.
Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s annual report on Form 10-K for the year ended December 31, 2021 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives, our ability to enter into definitive agreements for new business relationships on expected terms or at all, the uncertain impact of the COVID-19 pandemic, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW
INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except share and per share data)	2021	2020	2021	2020

Net revenues	$26,519	$24,711	$102,382	$97,388
Cost of revenues	11,206	9,715	42,185	38,629
Gross profit	15,313	14,996	60,197	58,759

Selling, general and administrative expenses:
Provision for doubtful accounts	176	257	77	791
Amortization of intangibles	998	1,060	4,262	4,285
Selling and marketing	2,813	2,398	10,777	9,661
General and administrative	9,724	10,246	42,261	35,195

Total selling, general and administrative	13,711	13,961	57,377	49,932

Operating income	1,602	1,035	2,820	8,827
Other expense:
Interest expense	(468)	(237)	(1,377)	(1,255)
Other (expense)	(36)	(9)	(186)	(29)

Income before income taxes	1,098	789	1,257	7,543
(Provision for) benefit from income taxes	(711)	9,881	163	9,789
Net income	$387	$10,670	$1,420	$17,332
Net income per share
Basic	$0.02	$0.53	$0.07	$0.86
Diluted	$0.02	$0.49	$0.06	$0.80
Weighted average shares outstanding:
Basic	20,671,638	20,245,500	20,519,958	20,106,940
Diluted	22,069,308	21,729,440	22,049,659	21,717,216

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended December 31,		Better/ (Worse)
(in thousands)	2021	2020

Net revenues:
ITS	$16,772	$15,703	$1,069
DME Services (inclusive of inter-segment revenues)	11,016	10,423	593
Less: elimination of inter-segment revenues	(1,269)	(1,415)	146
Total	26,519	24,711	1,808
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	11,018	10,293	725
DME Services	4,295	4,703	(408)
Total	$15,313	$14,996	$317
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Years Ended December 31,		Better/ (Worse)
(in thousands)	2021	2020

Net revenues:
ITS	$65,598	$61,072	$4,526
DME Services (inclusive of inter-segment revenues)	42,537	41,686	851
Less: elimination of inter-segment revenues	(5,753)	(5,370)	(383)
Total	102,382	97,388	4,994
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	42,046	39,773	2,273
DME Services	18,151	18,986	(835)
Total	$60,197	$58,759	$1,438
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET INCOME TO EBITDA, ADJUSTED EBITDA, NET INCOME MARGIN AND ADJUSTED EBITDA MARGIN:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2021	2020	2021	2020

GAAP net income	$387	$10,670	$1,420	$17,332
Adjustments:
Interest expense	468	237	1,377	1,255
Income tax provision (benefit)	711	(9,881)	(163)	(9,789)
Depreciation	2,658	2,473	10,363	9,740
Amortization	998	1,060	4,262	4,285

Non-GAAP EBITDA	$5,222	$4,559	$17,259	$22,823

Stock compensation costs	1,442	1,388	6,404	2,610
Medical equipment reserve (1)	(288)	114	194	178
Office move expenses	—	—	—	17
Acquisition costs	—	—	154	—
SOX readiness costs	113	—	199	—
Management reorganization/transition costs	15	50	49	521
Contested proxy and other shareholder costs	—	—	—	30
Certain other non-recurring costs	11	163	(210)	220

Non-GAAP Adjusted EBITDA	$6,515	$6,274	$24,049	$26,399

GAAP Net Revenues	$26,519	$24,711	$102,382	$97,388
Net Income Margin (2)	1.5%	43.2%	1.4%	17.8%
Non-GAAP Adjusted EBITDA Margin (3)	24.6%	25.4%	23.5%	27.1%
(1)Amounts represent a non-cash expense (recovery) recorded to adjust reserve for missing medical equipment and is being added back (deducted) due to its similarity to depreciation. Amounts for the prior period, which were not previously included in the calculation of Adjusted EBITDA, have been included for comparability.
(2)Net Income Margin is defined as GAAP Net Income as a percentage of GAAP Net Revenues.
(3)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	December 31, 2021	December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$186	$9,648
Accounts receivable, net	15,405	14,720
Inventories	3,939	3,001
Other current assets	2,535	2,402

Total current assets	22,065	29,771
Medical equipment for sale or rental	1,742	1,603
Medical equipment in rental service, net of accumulated depreciation	39,871	35,611
Property & equipment, net of accumulated depreciation	4,523	4,296
Goodwill	3,710	—
Intangible assets, net	10,930	11,177
Operating lease right of use assets	4,241	4,461
Deferred income taxes	10,033	9,967
Other assets	471	105

Total assets	$97,586	$96,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,862	$6,779
Current portion of long-term debt	349	9,423
Other current liabilities	4,685	6,795

Total current liabilities	12,896	22,997
Long-term debt, net of current portion	32,748	29,378
Operating lease liabilities, net of current portion	3,670	3,864

Total liabilities	49,314	56,239

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; issued and outstanding 20,699,546 and 20,699,546, respectively, as of December 31, 2021, and issued and outstanding 23,816,193 and 20,297,704, respectively, as of December 31, 2020	2	2
Additional paid-in capital	101,905	84,785
Accumulated other comprehensive income	268	—
Retained deficit	(53,903)	(44,035)

Total stockholders’ equity	48,272	40,752

Total liabilities and stockholders’ equity	$97,586	$96,991

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended December 31,
(in thousands)	2021	2020

OPERATING ACTIVITIES
Net income	$1,420	$17,332
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	77	791
Depreciation	10,363	9,740
Loss on disposal of and reserve adjustments for medical equipment	1,029	418
Gain on sale of medical equipment	(2,545)	(3,577)
Amortization of intangible assets	4,262	4,285
Amortization of deferred debt issuance costs	151	17
Stock-based compensation	6,404	2,610
Deferred income taxes	(153)	(10,071)
Changes in assets - decrease/(increase):
Accounts receivable	829	(2,631)
Inventories	(864)	(102)
Other current assets	(133)	(740)
Other assets	(161)	(186)
Changes in liabilities - (decrease)/increase:
Accounts payable and other liabilities	(2,363)	2,394
NET CASH PROVIDED BY OPERATING ACTIVITIES	18,316	20,280

INVESTING ACTIVITIES
Acquisitions of businesses	(7,976)	—
Purchase of medical equipment	(15,676)	(15,820)
Purchase of property and equipment	(980)	(1,094)
Proceeds from sale of medical equipment, property and equipment	3,317	4,752
NET CASH USED IN INVESTING ACTIVITIES	(21,315)	(12,162)

FINANCING ACTIVITIES
Principal payments on long-term debt	(81,660)	(37,180)
Cash proceeds from long-term debt	76,191	37,587
Debt issuance costs	(386)	—
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(1,172)	(1,714)
Common stock repurchased as part of share repurchase program	(560)	—
Cash proceeds from stock plans	1,124	190
NET CASH USED IN FINANCING ACTIVITIES	(6,463)	(1,117)

Net change in cash and cash equivalents	(9,462)	7,001
Cash and cash equivalents, beginning of period	9,648	2,647
Cash and cash equivalents, end of period	$186	$9,648